Exhibit 10.3

EXECUTION COPY

OPERATING AGREEMENT

This OPERATING AGREEMENT (“Agreement”) is dated as of April 13, 2004 by Allegiance Telecom, Inc. and its subsidiaries listed as Sellers on the signature page hereto (collectively, “Sellers”), and XO Communications, Inc., a Delaware corporation or its designee (“Manager”)..

WHEREAS, the Sellers and the Manager are parties to an Asset Purchase Agreement dated as of February 18, 2004 (the “Asset Purchase Agreement”) whereby Manager has agreed to purchase the Acquired Assets, consisting of the Early Funding Date Assets and the Non-Transferred Assets, from Sellers;

WHEREAS, on February 19, 2004 the Asset Purchase Agreement was approved by the Bankruptcy Court presiding over the Chapter 11 cases of the Sellers (“Bankruptcy Court”);

WHEREAS, pursuant to the Asset Purchase Agreement, upon the Early Funding Date the Early Funding Date Assets and the Non-Transferred Assets will be managed by Manager and, with respect to the Early Funding Date Assets, will be transferred to Manager upon receipt of the FCC Consents and, with respect to the Non-Transferred Assets, will be transferred to Manager from time to time upon receipt of the applicable State PUC Consents;

WHEREAS, in order to ensure uninterrupted service to Sellers’ customers pending issuance of the State PUC Consents, and to avoid associated potential harm to customers, Sellers and Manager desire that Manager provide management services to Sellers after the Early Funding Date, in conformity with the rules and policies of the FCC, the State PUCs and the terms and conditions of the Asset Purchase Agreement and this Agreement;

WHEREAS, this Agreement and the Asset Purchase Agreement are interrelated according to their respective provisions; and

WHEREAS, the Bankruptcy Court has approved this Agreement in connection with its approval of the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions. Each term capitalized herein and not otherwise defined shall have the meaning assigned to it in the Asset Purchase Agreement.

“Early Funding Date Assets” means the Acquired Assets which would not be considered “Non-Transferred Assets” as of the Early Funding Date under Section 2.5 of the Purchase Agreement.

ARTICLE II

APPOINTMENT AND TERM OF THE AGREEMENT

Section 2.1                                      Appointment; Expenses.

(a)                                  Manager hereby agrees, on the terms and conditions set forth herein, to provide management services to Sellers so as to meet any and all ongoing obligations associated with the Early Funding Date Assets and the Non-Transferred Assets, including obligations of Sellers to their respective customers pursuant to existing contractual relationships and to any new customers that may from time to time purchase such services from Sellers or their respective customers, in compliance with the Communications Licenses.  The duties of Manager under this Agreement shall include:

(i)                                     Providing all operational personnel necessary to the operation of the Early Funding Date Assets and the Non-Transferred Assets;

(ii)                                  Collecting all accounts receivable, rendering all bills, processing all credit card charges and keeping books and records substantially in accordance with Sellers’ standard practices prior to the Early Funding Date;

(iii)                               Providing all technical resources necessary to operate the Early Funding Date Assets and the Non-Transferred Assets to provide a service quality level substantially consistent with the service quality level Sellers provided prior to the Early Funding Date;

(iv)                              Monitoring all of the administrative and governmental notice, filing, tax, fee and permit requirements with respect to the Early Funding Date Assets and the Non-Transferred Assets (other than any notices, filings or fees associated with the transfer of the Communications Licenses from Sellers to Manager or other disposition of the Sellers’ assets, including the Communications Licenses which are addressed in the Asset Purchase Agreement) and, when such notices, reports or fees fall due, Manager shall submit to Sellers those notices, reports or invoices for Sellers to remit to the appropriate agency (together with instructions for remission and payment reimbursing Sellers for any fees or taxes Sellers must pay such agency); and

(v)                                 Doing all things commercially reasonable to carry out the duties of operating and managing the Early Funding Date Assets and the Non-Transferred Assets in a manner substantially similar to that of Sellers prior to the Early Funding Date.

(b)                                 Consistent with Manager’s obligations under the Purchase Agreement, Manager hereby agrees to pay during the Term such newly-accruing actual costs and expenses of the ongoing operations of the Business.  Manager shall either pay the same directly, or reimburse Sellers for (within fifteen (15) days of receipt of an invoice therefor), all such costs and expenses.

(c)                                  Manager hereby agrees in furtherance of its obligations hereunder to ensure that, not later than the Early Funding Date, it will fund an account at a commercial bank selected by Manager and reasonably acceptable to Sellers with at least Three Million dollars ($3,000,000 ) in cash (the “Reserve Account”) from which, during the Term, funds may be withdrawn by Sellers, in consultation with Manager, to pay amounts required to be paid pursuant to Section 2.1 which are due and owing but which Manager has failed to pay within ten (10) days notice to Manager of Seller’s demand to do so (which 10 day period shall be tolled during any period in which Manager and Sellers are attempting to resolve any dispute as to the validity of any such expense).  In the event that any funds (and any accumulated earnings thereon) shall be on deposit in the Reserve Account at the conclusion of the Term, and all accrued and unpaid costs required to be paid pursuant to Section 2.1 shall have been paid, any balance may, upon five (5) days’ written notice to the Sellers, be the property of and may be withdrawn by Manager.

(d)                                 In the event that the Sellers shall be held liable for any costs or expenses required to be paid by the Manager pursuant to this Agreement for which the funds deposited in the Reserve Account are insufficient, the Manager hereby agrees to indemnify the Sellers for all such costs and expenses.

ARTICLE III

MANAGEMENT OF THE BUSINESS

Section 3.l                                         During the Term, the Manager shall have the duty to manage the facilities and operations authorized under the Communications Licenses on behalf of Sellers in the operation of the Early Funding Date Assets and the Non-Transferred Assets consistent with the provisions of this Agreement and subject to Sellers’ continued ownership and control of the Early Funding Date and the Non-Transferred Assets and Sellers’ reasonable supervision and direction.  Manager hereby agrees to report regularly to Sellers’ designee the status of the operations of the Business.

Section 3.2                                      Sellers and Manager desire that this Agreement and the obligations performed hereunder be in full compliance with (i) the terms and conditions of the Communications Licenses; (ii) the Communications Act of 1934, as amended (the “Act”); (iii) all applicable rules, regulations and policies of the FCC and the State PUCs; and (iv) any other applicable federal, state and local law or regulation.  It is expressly understood by Sellers and Manager that nothing in this Agreement is intended to give Manager any right which would be deemed to constitute a transfer of control (as is defined in the Act and/or any applicable FCC or state rules, regulations or case law) by the Sellers of any of the Communications Licenses or Non-Transferred Assets from Sellers to Manager to the extent prohibited by the applicable Law, rules or regulations of any state or State PUC.

Section 3.3                                      Manager acknowledges and agrees that Sellers have certain rights and obligations pursuant to the Communications Licenses with respect to activities authorized thereunder, which include compliance with the Act, and the rules, regulations, and policies of the FCC and the State PUCs.  The services provided by Manager hereunder are not intended to diminish or restrict Sellers’ compliance with their respective obligations under applicable law or before the FCC or the State PUCs, and this Agreement shall not be construed to diminish or interfere with any Seller’s obligation or ability to comply with the rules, regulations or directives of any governmental or jurisdictional authority with respect to the Communications Licenses or the Early Funding Date Assets or the Non-Transferred Assets.

Section 3.4                                      At their discretion and at their expense, Sellers may conduct periodic audits (during normal business hours, upon reasonable notice, and in a manner so as not to interfere unreasonably with the operation of the Business) of Manager’s management of the Business to ensure compliance in all material respects with the Communications Licenses and applicable federal, state and local law or regulation.  In addition, the Sellers shall have access and authority to inspect the equipment and related hardware that is required to transmit and/or receive telecommunications, including but not limited to network facilities, switching equipment, customer premises equipment and testing equipment, for any reason, including but not limited to determining whether under the Manager’s management, the Early Funding Date Assets or the Non-Transferred Assets are operating in a manner that violates the terms of this Agreement, the Act or the FCC’s or State PUC’s rules, regulations, or policies or is otherwise operating in a harmful or unlawful manner.

Section 3.5                                      Manager shall be responsible for providing the management services in compliance with the Sellers’ existing tariffs and service contracts, and all applicable law, including, without limitation, tariffs in effect from time to time.  Manager shall perform the management services in a professional manner and in accordance with all applicable professional or industry standards.

Section 3.6                                      The parties shall both have the right to use the Seller Marks during the Term (as hereinafter defined).  Pending the receipt of any necessary regulatory approvals of any Governmental Entity with jurisdiction, the Manager shall take reasonable steps to maintain the distinct identities of the Sellers using each such entity’s name and logo in all billing and other correspondence on behalf of the Sellers, maintaining accurate accounting books and records of operations for the Non-Transferred Assets separate from the Manager’s accounting books and records of operations for other assets and following such other procedures as the parties may mutually agree upon from time to time.

Section 3.7                                      Sellers shall retain a reasonably sufficient number of qualified employees to supervise and assist in the operation of the Early Funding Date Assets and the Non-Transferred Assets and meet Sellers’ associated regulatory responsibilities, as designated herein and in the Transition Plan.

ARTICLE IV
COMPENSATION

Section 4.1                                      As consideration for Manager providing Sellers the management services described herein, Sellers agree to pay to Manager a monthly fee (“Management Fee”) equal to the sum of (x) Manager’s costs incurred in providing the management services as to those Early Funding Date Assets and Non-Transferred Assets that have not yet become Acquired Assets as described in Section 6.1 (including, without limitation, Manager’s own out-of-pocket expenses and any of Sellers’ costs that are reimbursed by Manager pursuant to Section 2.1(b) above) (“Manager’s Aggregate Monthly Expenses”) plus (y) 30% of Manager’s Aggregate Monthly Expenses.  Manager shall be paid solely out of the revenue generated by the Early Funding Date Assets and the Non-Transferred Assets for such month (the “Monthly Fee Receipts”), collectible by Manager solely from cash receipts related to the Early Funding Date Assets and the Non-Transferred Assets.  In any month during the Term in which the Monthly Fee Receipts are not equal to or in excess of the Management Fee, Sellers will not have any obligation to pay Manager any additional amount or reimburse Manager for any costs or losses associated with the Early Funding Date Assets or the Non-Transferred Assets in excess of such receipts (“Payment Shortfall”), provided that to the extent Monthly Fee Receipts in any month exceed the Management Fee otherwise due to Manager hereunder (“Excess Payments”), such Excess Payments shall, first, be applied to reduce Payment Shortfalls in prior months, if any, and second, any residual Excess Payment amounts shall be held in escrow to be applied to Payment Shortfalls in future months, if any.  Upon termination of this Agreement any cash receipts from customers in excess of the Management Fee shall be remitted to Sellers.  Notwithstanding the foregoing and as described in Section 6.1, all cash and other revenue generated after the Closing Date from Acquired Assets is solely the property of the Buyer.  Sellers and Manager agree to review the fee set forth above on a monthly basis and to negotiate in good faith a modification to such fee to reflect changing circumstances or operating results.

ARTICLE V
COMPLIANCE WITH APPLICABLE LAWS

Section 5.1                                      Compliance with Applicable Laws and Regulations.

(a)                                  Manager agrees that, in connection with providing the management services hereunder, it shall comply in all material respects with all applicable laws, ordinances, rules, regulations, and restrictions, including but not limited to the Act, the FCC’s and State PUCs’ rules, regulations, and policies, and local ordinances.

(b)                                 Manager and Sellers recognize that Sellers remain ultimately responsible for compliance with the terms of the Communications Licenses.  In that regard, the Manager shall not, without the prior consent of the Sellers, such consent not to be unreasonably withheld, take the following actions with respect to the Early Funding Date Assets and the Non-Transferred Assets:

(i)                                     enter into, modify, intentionally breach or terminate any material agreement relating to the Early Funding Date Assets and the Non-Transferred Assets, other than in the ordinary course of business;

(ii)                                  sell, assign, lease, transfer or otherwise dispose of any material Early Funding Date Asset or Non-Transferred Asset or purchase or otherwise acquire any assets for the Sellers except for non-material assets acquired in the Ordinary Course of Business;

(iii)                               alter or change in any material respect the Sellers’ accounting procedures or accounting practices, including their practices with respect to the maintenance of working capital balances, maintenance of inventory and write-downs and charge-offs of accounts receivable, collection of accounts receivable, payment of accounts payable and cash management practices generally;

(iv)                              initiate, settle or terminate any material litigation relating to the Early Funding Date Assets or the Non-Transferred Assets or waive any material rights of the Early Funding Date Assets or the Non-Transferred Assets;

(v)                                 demote or terminate any employee of the Sellers;

(vi)                              hire any employee for the Sellers;

(vii)                           delay or hinder the deployment of network facilities in accordance with the existing network deployment plans relating to the Non-Transferred Assets; or

(viii)                        cause the Sellers to take any action or neglect to take any action which would constitute a default under this Agreement or the Asset Purchase Agreement.

(c) The parties mutually expect and agree that Manager will immediately take all actions reasonably required to optimize the networks and business operations of

Sellers, and to realize all reasonably achievable network and operational savings and efficiencies.  For purposes of Section 5.1(b) above and Section this 5.1(c), it is agreed that it would be unreasonable for Sellers to withhold consent for any actions of Manager undertaken to achieve such network and business operational optimization and savings, or to otherwise achieve material expense savings so long as such actions maintain a level of service quality substantially substantially consistent with the level of service quality provided by Sellers prior to the Early Closing Date.  Notwithstanding the foregoing, Manager shall take no action (without Sellers’ consent, which shall not be unreasonably withheld) in conflict with any provision of Purchase Agreement.

(d)  The parties hereby agree that Manager shall request Sellers’ consents to the actions referenced in Sections 5.1(b) and 5.1(c) above in writing to a person or persons to be designated by Sellers.  For purposes of this Section 5, notice and consent by any party can be achieved by electronic mail.  Unless the Sellers refuse in writing to grant consent within one (1) Business Day of receipt of a request for consent by Manager, consent will be deemed granted.(e)                Sellers shall be responsible for the filing of all applications, reports, correspondence and other documentation with the FCC or the State PUCs relating to the Early Funding Date Assets or the Non-Transferred Assets; provided, however, that Manager shall cooperate in Sellers’ preparation of such filings; and provided, further, that Manager shall reimburse Sellers for all reasonable out-of-pocket legal fees and other expenses incurred in connection with such applications, correspondence and other related matters.  Manager shall provide upon Sellers’ reasonable request any information which will enable them to prepare any records and reports required by the FCC or the State PUCs and other federal, state or local government authorities.

(f)                                    Manager shall not make any misrepresentation as to the holder of any of the Communications Licenses or as to the representative of Sellers before the FCC or the State PUCs.

Section 5.2                                      Obligation to Renegotiate.  In the event of any order or decree of an administrative agency or court of competent jurisdiction or any other action or determination by any Governmental Entity, including without limitation any material change in or clarification of FCC or State PUC rules, policies, or precedent, that would cause this Agreement to be invalid, in whole or in part, or violate any applicable Law, or if the staff of any State PUC has advised the parties, orally or in writing, that the review of any request by the parties for authority for the transactions contemplated hereby will be inordinately delayed or will likely be determined adversely to the parties, the parties will use their respective reasonable efforts and negotiate in good faith to modify this Agreement to the minimum extent necessary so as to comply with such order, decree, action or determination and/or remove any controversy identified by such Government Entity without material economic detriment to either party, and to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.  This Agreement, as so modified, shall then continue in full force and effect.  If after fulfilling the obligation to renegotiate set forth in this section, the parties mutually determine that they cannot modify this Agreement to comply with a

Government Entity order, decree, action, determination, or remove a controversy identified by such State PUC, Manager may elect not to pursue the transfer or assignment of any affected Non-Transferred Assets~~.~~

ARTICLE VI
TERM

Section 6.1                                      Term.  This Agreement shall commence on the earlier of the Early Funding Date and the Closing Date and shall expire upon the earlier to occur of (x) the transfer or assignment of all Acquired Assets, including as applicable all State PUC Licenses associated therewith, to the Manager pursuant to the terms and subject to the conditions of the Asset Purchase Agreement or to a third party pursuant to Section 6.2 below, or (y) the six (6) month anniversary of the Early Funding Date; provided, however, that, in the event and on the date that this Agreement expires pursuant to clause (y) above, then, to the extent that any State PUC Consent, as applicable, has not been obtained, the Agreement shall automatically renew, as necessary, for two (2) additional successive three (3) month periods with respect to the Non-Transferred Assets until the last of such State PUC Consents is obtained and any Non-Transferred Assets subject to such State PUC Consents have been transferred or assigned to the Manager (the initial term and any extensions thereof are herein referred to as the “Term”), unless, after fulfilling its obligation to renegotiate set forth in Section 5.2 above, the Manager determines that the parties cannot modify this Agreement to comply with a Government Entity order, decree, action, determination or remove a controversy identified by such Governmental Entity and Manager elects not to pursue the transfer, assignment or reauthorization of any affected Non-Transferred Assets.  Notwithstanding the foregoing or any other provision of this Agreement, upon the Closing Date and the transfer of the Early Funding Date Assets to Manager, the Early Funding Date Assets shall be considered Acquired Assets under the Asset Purchase Agreement and shall no longer be subject to this Agreement; and provided further that upon the receipt from time to time of all necessary consents or approvals from any State PUC applicable to the Non-Transferred Assets, and the transfer of the Non-Transferred Assets relating to such State PUC Consent by the Sellers to the Manager pursuant to Section 2.5 of the Asset Purchase Agreement, such Non-Transferred Assets shall be considered Acquired Assets under the Asset Purchase Agreement and shall no longer be subject to this Agreement.

Section 6.2                                      Sale and Disposition of Proceeds.  Manager may at any time designate an alternative purchaser of some or all of the Non-Transferred Assets, and upon Sellers’ consent (such consent not to be unreasonably withheld) Sellers shall use commercially reasonable efforts to transfer such assets to the alternative purchaser, with all costs and expenses incurred in connection therewith to be borne by Manager, and promptly pay over to Manager the net proceeds of such sale.  If any Non-Transferred Assets are not transferred to Manager within six (6) months of the Closing Date, then, subject to the provisions of Section 6.1, after that date Manager may give notice to Sellers of an intent to terminate this Agreement, and Sellers shall promptly thereafter take actions, at Manager’s expense, to reasonably dispose of any remaining Non-Transferred Assets, and remit any proceeds arising therefrom to Manager.

ARTICLE VII
MISCELLANEOUS

Section 7.1                                      Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement of Sellers and Manager.

Section 7.2                                      Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

Section 7.3                                      Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be delivered in person or by courier or facsimile transmission (with such facsimile transmission confirmed by sending a copy of such notice, request, instruction or other document by certified mail, return receipt requested, or overnight mail) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to Sellers:

c/o Allegiance Telecom, Inc.
700 E. Butterfield Road, Suite 400
Lombard, IL 60148
Attention:	Mark B. Tresnowski, Esq.
Executive Vice President, General Counsel and Secretary
Fax: (630) 522-5250

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
153 East 53rd
New York, NY 10022
Attention:	Jonathan S. Henes, Esq.
Michael Movsovich, Esq.
Fax: (212) 446-4900

and

Swidler Berlin Shereff Friedman LLP
3000 K Street, NW, Suite 300
Washington, DC 20007
Attention:	Jean L. Kiddoo, Esq.

Fax: (202) 424-7645

If to Manager:

XO Communications, Inc.
11111 Sunset Hills Road
Reston, Virginia 20190
Attention:	General Counsel
Fax:	(703) 547-2025

With a copy to (which shall not constitute notice):

Brown Rudnick Berlack Israels
120 West 45th Street
New York, NY 10036
Attention:	Edward S. Weisfelner
Steven D. Pohl
Fax:	(212) 704-0196 (617) 856-8201

And

Kelley Drye & Warren, LLP
1200 19th Street, NW, Suite 500
Washington, DC 20036-2423
Attention: Brad E. Mutschelknaus
Fax: (202) 955-9792

or to such other place and with such other copies as either party may designate as to itself by written notice to the other party.  Notices sent as provided herein shall be deemed given on the date received by the recipient.  If a recipient rejects or refuses to accept a notice given pursuant to this Section, or if a notice is not deliverable because of a changed address or fax number of which no notice was given in accordance with the provisions hereof, such notice shall be deemed to be received two (2) days after such notice was mailed (whether as the actual notice or as the confirmation of a faxed notice) in accordance with the terms hereof.

Section 7.4                                      Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party; provided, however, that Manager may assign this Agreement and any of the rights, interests and obligations hereunder (a) to any Affiliate upon written notice to Sellers; provided further, however, that Manager shall remain liable hereunder; and (b) upon receipt of written consent from Sellers, which consent shall not be unreasonably withheld, to any person or entity who may simultaneously acquire all or a substantial part of the Acquired Assets and agrees to be bound by this Agreement, upon which Manager shall be deemed relieved of any obligations of “Manager” hereunder arising after the date of such assignment.  Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 7.4 shall be null and void and shall not bind or be recognized by any of the Sellers or Manager.

Section 7.5                                      No Third-Party Beneficiaries; Limitation of Liability.  Nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.  Manager shall have no liability to Sellers or any other person or entity for any actual or alleged damage to the Non-Transferred Assets during the Term.

Section 7.6                                      Invalidity.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 7.7                                      Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 7.8                                      Submission to Jurisdiction.  The parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

Section 7.9                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

Section 7.10                                Entire Agreement; Amendments and Waivers.  This Agreement, together with the Asset Purchase Agreement (including the schedules and exhibits thereto) and the Transaction Documents constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.  No supplement, modification or waiver of this Agreement (including, without limitation, any schedule hereto) shall be binding unless the same is executed in writing by all parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

Section 7.11                                Headings.  The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 7.12                                Remedies.  Sellers and Manager hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, Sellers or their successors or assigns, or Manager or its successors or assigns, as the case may be, may, in addition to any other rights and remedies existing in their favor, apply to the Bankruptcy Court for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

Section 7.13                                No Partnership or Joint Venture Created.  Nothing in this Agreement shall be construed or interpreted to make Manager and Sellers partners or joint venturers, or to afford any rights to any third party other than as expressly provided herein.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.

SELLERS:

ALLEGIANCE TELECOM, INC.

By:
Name:
Title:

ALLEGIANCE TELECOM COMPANY WORLDWIDE
ADGRAFIX CORPORATION
ALGX BUSINESS INTERNET, INC.
ALLEGIANCE INTERNET, INC.
ALLEGIANCE TELECOM INTERNATIONAL, INC.
ALLEGIANCE TELECOM OF ARIZONA, INC.
ALLEGIANCE TELECOM OF CALIFORNIA, INC.
ALLEGIANCE TELECOM OF COLORADO, INC.
ALLEGIANCE TELECOM OF FLORIDA, INC.
ALLEGIANCE TELECOM OF GEORGIA, INC.
ALLEGIANCE TELECOM OF ILLINOIS, INC.
ALLEGIANCE TELECOM OF INDIANA, INC.
ALLEGIANCE TELECOM OF MARYLAND, INC.
ALLEGIANCE TELECOM OF MASSACHUSETTS, INC.
ALLEGIANCE TELECOM OF MICHIGAN, INC.
ALLEGIANCE TELECOM OF MINNESOTA, INC.
ALLEGIANCE TELECOM OF MISSOURI, INC.
ALLEGIANCE TELECOM OF NEVADA, INC.
ALLEGIANCE TELECOM OF NEW JERSEY, INC.
ALLEGIANCE TELECOM OF NEW YORK, INC.
ALLEGIANCE TELECOM OF NORTH CAROLINA, INC.
ALLEGIANCE TELECOM OF OHIO, INC.
ALLEGIANCE TELECOM OF OKLAHOMA, INC.
ALLEGIANCE TELECOM OF OREGON, INC.
ALLEGIANCE TELECOM OF PENNSYLVANIA, INC.
ALLEGIANCE TELECOM OF TEXAS, INC.
ALLEGIANCE TELECOM OF THE DISTRICT OF COLUMBIA, INC.
ALLEGIANCE TELECOM OF VIRGINIA, INC.
ALLEGIANCE TELECOM OF WASHINGTON, INC.
ALLEGIANCE TELECOM OF WISCONSIN, INC.
ALLEGIANCE TELECOM PURCHASING COMPANY
ALLEGIANCE TELECOM SERVICE CORPORATION
COAST TO COAST TELECOMMUNICATIONS, INC.
HOSTING.COM, INC.
INTERACCESS TELECOMMUNICATIONS CO.

JUMP.NET, INC.
VIRTUALIS SYSTEMS, INC.

By:
Name:
Title:

MANAGER:

XO COMMUNICATIONS, INC.

By:
Name:
Title: